Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com
For Immediate Release
MasTec Announces Revised Terms for Wanzek Construction
Inc. Acquisition and Reaffirms 2008 and 2009 Guidance
Coral Gables, FL (December 3, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that it has revised the terms of its proposed acquisition of Wanzek Construction, Inc. Under the revised terms, MasTec will pay $50 million in cash, 7.5 million shares of MasTec common stock, $55 million in the form of a convertible note and assume $15 million of Wanzek’s debt and pay a two year earnout equal to 50% of Wanzek’s EBITDA in excess of $40 million per year. The convertible note matures in December 2013, has an annual coupon rate of 8% and converts into MasTec stock at a $12 conversion price. The stock initially issued to the seller in the transaction will be subject to a six month no sale lock-up provision. Under the original terms, MasTec had agreed to pay $200 million in cash and would have assumed $15 million of Wanzek’s debt. The revised transaction is expected to close before year end.
Wanzek has experienced significant growth over the past several years, and had revenue of $192 million in 2007 and trailing twelve month revenue, as of September 30, 2008, of $387 million. Wanzek anticipates 2008 annual revenue of approximately $400 million, up from the previous estimates of $340 million. Wanzek’s EBITDA for 2008 is now expected to be approximately $45 million, up from our previous estimate of $34 million.
Jose Mas, MasTec’s President and CEO noted, “Wanzek is a great fit with MasTec. This transaction positions MasTec as a major player in numerous markets which are expected to grow dramatically as the new administration focuses on alternative energy and infrastructure investments to stimulate the economy and create up to 2.5 million new jobs. With Wanzek’s capabilities in wind power, natural gas, industrial processing, heavy/civil and road and bridge construction infrastructure, we believe that the business combination will produce excellent financial synergies for 2009 and beyond.”
Wanzek’s President and CEO Jon Wanzek added, “We are delighted to join the MasTec team and look forward to serving our growing customer base. We continue to experience strong demand for our services and are excited about the new administration’s focus on our end markets as a critical component for improving the economy.”
MasTec is also reaffirming its recently issued revenue and earnings guidance for 2008 and 2009. MasTec expects 2008 revenue to be between $1.325 billion and $1.345 billion, with earnings of $0.93 to $0.96 per diluted share. Growth in earnings per share is expected to range from 39 to 43 percent over pro-forma adjusted earnings for 2007, which excluded a $39 million charge for the settlement of legacy legal issues, claims and other disputes.
For 2009, MasTec expects revenue between $1.95 and $2.0 billion, a 45 to 51 percent growth rate over expected revenue for 2008. Earnings for 2009 are expected to be between $1.05 and $1.15 per diluted share.
Despite strong revenue growth in 2009, book income will be burdened by a significantly higher non-cash book tax rate. Due to MasTec’s $193 million Federal tax net operating loss carryforward and related tax benefits deferred for book purposes, MasTec has not had any significant amounts of book tax expense in recent years. With the improved earnings outlook, the Company expects to use up its deferred tax valuation allowance in 2009 and start accruing a significant amount of taxes after recording approximately $77 million in pre-tax earnings from September 30, 2008 forward. Regarding cash taxes, based upon current projections, the Company may pay several million dollars of alternative minimum tax payments in 2009, should pay a partial year of cash taxes in 2010 and then be a full cash taxpayer in 2011.
EBITDA for 2008 is estimated to be in the range $105 to $109 million, which compares to $73 million for 2007, a 44 to 49 percent growth rate. 2009 EBITDA is estimated to be $180 to $200 million, which is a 65 to 90 percent growth rate over 2008 expectations. EBITDA margin, based on the Company’s guidance, is estimated to improve from 7.0 percent for 2007 to 7.9 to 8.1 percent for 2008 to 9.2 to 10.0 percent for 2009.
The Company’s guidance assumes continuation of today’s soft economy and is not dependent on a fourth quarter or 2009 recovery. Guidance also does not include any additional impact of legacy litigation, or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.
MasTec’s senior management will be in New York City presenting at the 2008 FBR Capital Markets Fall Investor Conference on Wednesday, December 3, at approximately 1:35 p.m. Eastern time and will address the revised acquisition terms in their presentation.
The presentation audio and slides will be webcast live on the Internet at http://www.wsw.com/webcast/fbr22/mtz/. The presentation may be accessed through a link on the investor relations page of MasTec’s website at www.mastec.com. Interested parties should check the Company’s website for any schedule updates or time changes. The presentation will also be available for replay on the MasTec website for an additional 30 days.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
MasTec, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

	For the Year Ended December 31, 2007
		Pre-tax		Earnings per
	Total	Operating	EBITDA	Diluted
Income from Continuing Operations Reconciliation	(in millions)	Margin	Margin	Share

GAAP Income from continuing operations	$6.3	0.6%	3.2%	$0.09
Charges for settlement of litigation, claims and other disputes	39.3	3.8%	3.8%	0.58

Income from continuing operations excluding charges for settlement of litigation, claims and other disputes	$45.6	4.4%	7.0%	$0.67

EBITDA Reconciliation
(in millions)	2007	2008	2009

Net Income (loss)	$(7)	$63-65	$85-93
Loss from discontinued operations, net of taxes	14	1	—

Income from continuing operations	$6	$64-66	$85-93
Interest, net	9	14-15	25-27
Income tax provision	—	1	23-27
Amortization	1	3	12-15
Depreciation	17	24-25	35-38

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	34	$105-109	$180-200

Excluded charges for settlement of litigation, claims and other disputes	39	—	—

EBITDA, excluding legacy legal settlements	$73

Note: Reconciliation tables may not foot due to rounding differences

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include; our ability to obtain financing or otherwise consummate the Wanzek acquisition on a timely basis or at all, retain qualified personnel and key management, integrate Wanzek and Nsoro with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisitions at or above the levels projected; that in connection with the acquisition of Nsoro, we will be able to maintain and grow the customer relationship with Nsoro’s principal customer; our ability to raise the funds necessary to purchase Wanzek on terms at least at as favorable as those assumed in our financing plans; economic downturns, reduced capital expenditures, reduced financing availability, consolidation and technological and regulatory changes in the industries we serve; public response to and the potential expiration or extension of the federal production tax credit and any similar local or state regulations affecting renewable energy projects; increases in fuel, maintenance, materials and other costs; any liquidity issues related to our securities held for sale; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our and Wanzek’s customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; the restrictions imposed by our credit facility, senior notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into in connection with past or future acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.